Summary of Compensation for Directors
                                       of
                      BioForce Nanosciences Holdings, Inc.

Non-employee directors receive no cash compensation for serving on our Board of Directors, and are granted non-qualified stock options upon joining the Board. The amounts and vesting schedules of these initial non-employee director stock option grants vary. Subsequent stock option grants to non-employee directors are at the discretion of the Board. Non-employee directors are reimbursed for travel expenses they incur in attending regular and special Board meetings. Employee directors receive no compensation beyond their compensation as employees for serving on the Board of Directors.